Exhibit 99.1

FOR IMMEDIATE RELEASE

April 1, 2025

Generation Income Properties Announces Year End 2024 Financial and Operating Results

TAMPA, FLORIDA – Generation Income Properties, Inc. (NASDAQ: GIPR) ("GIPR" or the "Company") today announced its three and twelve month financial and operating results for the period ended December 31, 2024.

Annual Highlights

(For the 12 months ended December 31, 2024)

•
Generated net loss attributable to GIP common shareholders of $8.44 million, or ($1.64) per basic and diluted share.
•
Generated Core FFO of $179 thousand, or $0.03 per basic and diluted share.
•
Generated Core AFFO of $373 thousand, or $0.07 per basic and diluted share.

FFO and related measures (such as Core FFO and Core AFFO) are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to Core FFO and Core AFFO is included at the end of this release.

Portfolio

•
Approximately 60% of our portfolio’s annualized rent as of December 31, 2024 was derived from tenants that have (or whose parent company has) an investment grade credit rating from a recognized credit rating agency of “BBB-” or better. Our largest tenants are the General Service Administration, Dollar General, and the City of San Antonio, who collectively contributed approximately 39% of our portfolio’s annualized base rent as of December 31, 2024.
•
Our portfolio is 99% leased and occupied and tenants are currently 100% rent paying.
•
Approximately 93% of the leases in our current portfolio (based on ABR as of December 31, 2024) provide for increases in contractual base rent during future years of the current term or during the lease extension periods.
•
Average effective annual rental per square foot is $15.08.

Liquidity and Capital Resources

•
$647 thousand in total cash and cash equivalents as of December 31, 2024.
•
Total mortgage loans, net was $56.3 million as of December 31, 2024.

Financial Results

•
During the twelve months ended December 31, 2024, total revenue from operations was 9.8 million, as compared to $7.6 million for the twelve months ended December 31, 2023 The overall revenue increase was driven by the integration of the 13-property portfolio acquired from Modiv in August 2023.
•
Operating expenses, including G&A, for the twelve months ended December 31, 2024 were $14.9 million as compared to $11 million for the twelve months ended December 31, 2023 due to increases in depreciation and amortization and interest expense from recent acquisitions. Compensation costs decreased by $312,203, or approximately 23% as management optimized staffing levels and overhead to align with the Company's scale.
•
Net loss attributable to common shareholders was $8.4 million for the twelve months ended December 31, 2024 as compared to $6.2 million for the twelve months ended December 31, 2023.

Commenting on the year, a letter from CEO David Sobelman:

To my fellow GIPR Shareholders,

Our stock price is down to around its all-time low and I think it’s important to address that first and acknowledge that it’s the most important topic to cover in this year-end letter. As we release the company’s results for 2024 I want to provide insight into the decisions we made, a recap of 2024 events, key developments since December 31, and our strategy for repositioning parts of our company to emphasize our long-term value.

This letter is long, covering many key topics. To help you navigate to the information most pertinent to you, those topics are outlined below.

•
Stock Price and Dividend Policy
•
2024 Recap of Events
•
Subsequent Events
•
Capital
•
The Plan for 2025

An average GIPR shareholder currently owns about 650 shares of the company, which includes approximately 4200 shareholders at our last count. I’m stating this because it’s important to have the context of our current shareholder base as you read some thoughts around the topics that are important to cover.

Stock Price and Dividend Policy

As mentioned, our price is at an all-time low. The frank reason is that we believe the market wants a dividend from their REIT investments, and we don’t currently provide one. In 2024, we suspended our dividend because it wasn’t fully covered by company profits.

Early-stage REITs commonly return investor capital through dividends while scaling. Since our IPO in 2021, we chose to pay dividends from cash, given the positive outlook of the net lease investment market. In order to raise public capital through the issuance of common shares, we needed to stabilize our price through dividends. While this is a traditional growth strategy, it did not materialize as expected due to post-COVID economic pressures affecting the real estate and finance sectors.

Since 2021, we have experienced significant growth in our portfolio. Our portfolio is now approximately 3.5 times larger than it was three years ago. However, our cost of capital has not decreased. Below is a timeline of key economic events since our NASDAQ listing:

•
September 2021 IPO to Nasdaq
•
March 2022 Interest rates began to rise
•
2022 – 2023 Cap rates remained low and misaligned with interest rates
•
2022 – 2024 Net lease transaction volume declined for 11 consecutive quarters to the same levels as 2010, post Great Financial Crisis, due to the above economic drivers.

These factors have led us to the decision not to raise additional public capital through the issuance of GIPR common shares subsequent to our IPO.

As mentioned, we suspended our dividend in 2024 to prioritize long-term financial health over simply returning capital to shareholders. This was the most difficult decision we’ve made since listing on Nasdaq, but the financial data clearly indicated it was the right short-term course of action.

We believe real estate markets are cyclical, and we are positioning our balance sheet, capital structure, and portfolio to capitalize on the disconnect between capital markets and net lease asset pricing.

The next question you’re likely asking is, “When will the dividend be reinstated?” While we can’t provide a specific date, the key trigger will be reaching profitability—or being very close to it—with a clear path to sustaining a fully covered dividend. Since we believe our stock price has declined primarily due to the lack of a dividend, restoring it is a top priority.

In conversations with shareholders, analysts, and bankers, the consensus is clear: “Pay a dividend when you have the means to do so sustainably.” We are committed to being both an income provider and a growth company. We have expanded significantly and will continue to grow, with our next major objective being the reinstatement of the dividend.

Accomplishments in 2024

There is a tremendous effort to “do a lot with a little” and the team at GIPR is committed to making sure your investment is a long-term success. Below is a list of almost everything we did in 2024 to put us on the trajectory for not only growth, but also for future profitability.

1.
New tenants to our portfolio
a.
Auburn University (S&P: AA), Huntsville, AL
b.
Armed Services YMCA (Department of Defense contractor, S&P: AA), Norfolk, VA
2.
Lease Extensions
a.
Fresenius Dialysis (S&P: BBB), Chicago, IL
b.
Dollar Tree (S&P: BBB), Dalton, GA
3.
Acquisitions
a.
Best Buy (S&P: BBB), Grand Junction, CO
i.
Purchased the asset at today’s cap rates (effectively 8.1%)
4.
Debt Extensions
a.
Extended the expiration date of two expiring loans to 2029 with no additional cash required for the extension.
5.
Capital raising
a.
$2.5 million was raised in the form of common LP units with a redemption value of $7.15/unit, about 4.5x the value of our current shares.
i.
This structure allowed for no dilution to common shareholders.
6.
Equity Extension
a.
Extended the redemption date of the equity partner in two of our Norfolk, VA properties from 2025 to 2027.

Subsequent Events

On February 6, 2025, we successfully closed an UPREIT contribution transaction involving three properties, two of which are investment-grade tenanted, for a gross contribution price of just over $11 million. This is a significant achievement for us, bringing our Gross Asset Value (GAV) to approximately $115 million. While the financial success of the deal is important, the story behind it highlights how our values guide our work and bring both financial and personal rewards.

In 2004, I was just starting out as a commercial real estate broker in Washington, DC. I was newly licensed and eager, but my draw against commissions was only $30,000 a year - which, in Washington, DC, meant living on a tight budget with no guaranteed commissions coming in. I was hungry to succeed, both figuratively and literally.

One day, a senior broker handed me a sticky note with a name and phone number on it, and he asked me to reach out and figure out why this person had initially contacted him. With no prospects to chase, I called the number, introduced myself, and started a conversation. We connected over net lease properties, and a few months later, we closed on my first net lease transaction - a Tractor Supply property in upstate New York. That initial transaction marked the beginning of a lasting relationship.

Over time, we became more involved with each other’s lives - from celebrating milestones like the birth of my first child (she’s off to college this year!) to attending his wedding. Eventually, he reached out for help with his estate planning and real estate holdings, and I was honored to act as an advisor to his family.

As the years went on, his strategy shifted. He moved from growing his portfolio through 1031 exchanges to using the 721 UPREIT structure, allowing him to defer capital gains taxes. Starting with one Starbucks location in 2022, he has now used our UPREIT program for 4 properties, all capital gains tax deferred.

Looking back over 20 years, I’m reminded of the power of relationships; how you treat people matters, and the bonds you build can last a lifetime.

Capital

We are consistently analyzing our cost of capital both on a macro and micro level. On a granular level we target a minimum of a 150-basis point spread between our cost of capital and our acquisition cap rates.

Our largest preferred equity tranche is with our partner, Loci Capital, in the amount of $14MM. For those that would like to learn more as to “why” we chose to accept Loci’s equity, the reason is very simple. We used Loci’s preferred investment as a means for us to purchase thirteen (13) properties from Modiv Industrial (NYSE: MDV) in August 2023. Transactions for net lease properties were scarce as the sentiment of the financial markets was based primarily on fear. Therefore, the cap rate for the transaction was higher than usual and we felt it was a good time to purchase these properties when there was less competition to do so.

Loci’s equity investment allowed us to double the size of the company, in many measures, and provided us an opportunity to grow GIPR when many other REITs were struggling to increase in scale. However, we had a very strong belief that we would be able to recapitalize both the debt and equity that we used for that transaction when the overall financial markets began their stabilization.

The Plan for 2025

Debt

As previously mentioned, when we did our largest transaction in 2023, we made the decision to take on expensive debt with the understanding that the cap rate would be fixed but the debt could be adjusted as time went on. These assets have performed as expected and remained profitable at the property level, but we believe there is an opportunity to reduce our interest rate in these assets and increase their profitability and spread between our cost of capital and going-in cap rate for the benefit of the company.

Recapitalize equity

We have some equity that needs to be addressed. We knew that when we originally took the Loci Preferred equity, and I led the decision to do so because the inflection point was either not grow at all or grow and recapitalize the equity as fast as possible. We are hyper-focused on replacing the preferred equity with either new, less expensive equity and/or less expensive debt in order to provide some stability to our assets.

Recycle Capital

I have heard that the name of our company doesn’t match our investment thesis. Some people that I’ve spoken with, including shareholders and equity partners, originally believed that we just bought assets to hold indefinitely and that this was the “Generational” outlook we had. Although we do take a generational, long-term focus, we acknowledge that our generational focus requires us to be nimble and flexible at times.

Our hands-on asset management allows us to find gaps in our assets, tenants, real estate and other long-term investments in order to make decisions on whether or not we should buy, hold, sell or refinance.

By selling and repositioning capital, this strengthens our balance sheet by identifying and executing on opportunities to dispose of under-performing assets or properties that are not core to our investment thesis and we will continue to review our portfolio to identify these opportunities. If we’re successful with our plan to refinance our properties, sell assets and reposition parts of our portfolio, we’ll use the capital derived from those events to reinvest into the company in the form of purchasing new assets, paying down additional debt, paying down some preferred equity or into the overall operations of the company.

UPREITs

We’ve discussed Umbrella Partnership Real Estate Investment Trusts transactions (UPREITs) in the past, sometimes these are called contributions or 721 exchanges. We’ve successfully used this growth mechanism since early in our life cycle. However, since there is a drastic decline in overall transaction volume in the net lease real estate industry, we believe UPREITs have become popular, and our acquisitions team has developed a pipeline of potential UPREIT assets that is larger than any time in the company’s history.

The main driver of why someone would contemplate these types of transactions is:

•
They trust our management team.

•
They want a tax-deferred solution for themselves (similar to a 1031 exchange).
•
They don’t want to do a 1031 exchange and thereby have the associated continued ownership responsibilities.
•
They are planning for a time when they may not want to be actively involved in their real estate holdings.
•
They are planning their estates, so their heirs do not have to own real estate assets.
•
They are trying to solve for a “friendly” way to dissolve a partnership and have each partner make their own decisions on how to manage their equity.
•
They are unable to sell their asset in a traditional method.
•
They want to continue to receive income while they no longer have ownership responsibilities.

Decrease General and Administrative Expenses

While we’ve always been somewhat frugal, we realize that we should be mindful of every expense in this market. We have looked closely, line by line, at our expenses and made determinations of what was helpful to have but not immediately and directly influencing our path to growth.

Raise new capital for acquisitions and operations

As we’ve already proven this year, we’re able to raise new capital at the operating partnership level and will continue to make this a primary effort going forward.

Dividend Policy

Our major intent is to reinstate our dividend as fast as possible, and we believe these activities will bring us closer to that this year.

Communication

I’ve heard from a few shareholders that we don’t communicate enough. Therefore, you’re going to see our announcements and communications more frequently in an effort to reach as many people as possible. However, I invite you to sign up for our company distribution list in order for you to receive information as soon as it’s released.

Conclusion

As you can see, I had a lot to say! You deserve full transparency about what we’re doing. It’s not all good news, but you know what we’ve done, what we’re planning, and why we’re making these decisions.

We have a tremendous amount of work ahead, and we’re tackling it with a small but highly skilled and dedicated team. Right now, we are undervalued, overlooked, and perceived as a risk. My job is to change that.

This year, as I mentioned, we’re committed to improving communication. We’ve realized that our current level of outreach isn’t enough. You’ll hear more from us—sometimes in financially or economically focused announcements, and other times in updates that reflect our broader mission. We’re not just buying properties; we’re building a company and a community. While economics are fundamental, truly successful companies offer more than just financial returns—they provide mission, purpose, values, and culture.

I appreciate the trust you’ve placed in me and take that responsibility seriously. I look forward to our continued growth and keeping you informed every step of the way.

Thank you.

David Sobelman

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust formed to acquire and own, directly and jointly, real estate investments focused on retail, office, and industrial net lease properties in densely populated submarkets. Additional information about Generation Income Properties, Inc. can be found at the Company's corporate website: www.gipreit.com.

Forward-Looking Statements

This Current Report on Form 8-K may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Investors are cautioned that there can be no assurance actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Please refer to the risks detailed from time to time in the reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 28, 2025, as well as other filings on Form 10-Q and periodic filings on Form 8-K, for additional factors that could cause actual results to differ materially from those stated or implied by such forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations ("FFO"), Core Funds From Operations ("Core FFO"), Adjusted Funds from Operations (“AFFO”), Core Adjusted Funds from Operations ("Core AFFO"), and Net Operating Income (“NOI”). We believe the use of Core FFO, Core AFFO and NOI are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and related measures, including NOI, should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. You should not consider our Core FFO, Core AFFO, or NOI as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. Our reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Consolidated Balance Sheets

	As of December 31,	As of December 31,
	2024	2023

Assets
Investment in real estate
Land	$23,288,811	$21,996,902
Building and site improvements	67,647,250	71,621,499
Acquired tenant improvements	2,384,076	2,072,205
Acquired lease intangible assets	10,504,740	10,571,331
Less: accumulated depreciation and amortization	(12,462,091)	(8,855,332)
Net real estate investments	91,362,786	97,406,605

Cash and cash equivalents	612,939	3,117,446
Restricted cash	34,500	34,500
Deferred rent asset	331,837	1,106,191
Prepaid expenses	140,528	139,941
Accounts receivable	48,118	241,166
Escrow deposits and other assets	1,233,123	493,393
Held for sale assets	6,732,001	-
Right of use asset, net	6,067,958	6,152,174
Total Assets	$106,563,790	$108,691,416

Liabilities and Equity
Liabilities
Accounts payable	$171,262	$406,772
Accrued expenses	1,127,896	688,146
Accrued expense - related party	683,347	683,347
Acquired lease intangible liabilities, net	1,036,274	1,016,260
Insurance payable	40,835	34,966
Deferred rent liability	176,017	260,942
Lease liability, net	6,464,901	6,415,041
Other payable - related party	-	1,809,840
Loan payable - related party	5,500,000	5,500,000
Mortgage loans, net of unamortized debt discount of $1,103,336 and $1,326,362 at December 31, 2024 and December 31, 2023, respectively, and debt issuance costs	58,340,234	56,817,310
Derivative liabilities	169,685	537,424
Total liabilities	73,710,451	74,170,048

Redeemable Non-Controlling Interests	26,664,545	18,812,423

Preferred Stock - Series A Redeemable Preferred stock, net,
$0.01 par value, 2,400,000 shares authorized, no shares issued or outstanding as of December 31, 2024 and 2,400,000 shares issued and outstanding at December 31, 2023 with liquidation preferences of $5 per share	-	11,637,616

Stockholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 5,443,188 and 2,620,707 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	54,431	26,207
Additional paid-in capital	29,019,047	18,472,049
Accumulated deficit	(23,277,545)	(14,833,058)
Total Generation Income Properties, Inc. Stockholders' Equity	5,795,933	3,665,198

Non-Controlling Interest	392,861	406,131
Total equity	6,188,794	4,071,329

Total Liabilities and Equity	$106,563,790	$108,691,416

Consolidated Statements of Operations

	Three Months ended December 31, (unaudited)		Year ended December 31,
	2024	2023	2024	2023
Revenue
Rental income	$2,660,699	$3,107,063	$9,510,791	$7,593,564
Other income	9,247	15,472	251,845	39,036
Total revenue	2,669,946	3,122,535	9,762,636	7,632,600

Expenses
General and administrative expense	477,253	500,460	2,109,271	1,734,134
Building expenses	606,268	633,986	2,673,624	1,699,200
Depreciation and amortization	1,290,285	1,441,599	4,765,203	3,538,569
Interest expense, net	1,144,057	1,037,821	4,286,546	2,744,406
Compensation costs	243,731	392,337	1,060,336	1,372,539
Total expenses	3,761,594	4,006,203	14,894,980	11,088,848
Operating loss	(1,091,648)	(883,668)	(5,132,344)	(3,456,248)
Other expense	-	-	-	(506,639)
(Loss) gain on derivative valuation	681,143	(401,782)	372,573	(401,782)
Income on investment in tenancy-in-common	-	-	-	32,773
Dead deal expense	-	-	(35,873)	(109,569)
(Loss) recovery on held for sale valuation	981,750	-	(77,244)	-
Net income (loss)	571,245	(1,285,450)	(4,872,888)	(4,441,465)
Less: Net income attributable to non-controlling interests	864,194	593,881	3,476,599	1,275,797
Net loss attributable to Generation Income Properties, Inc.	(292,949)	(1,879,331)	(8,349,487)	(5,717,262)
Less: Preferred stock dividends	-	285,000	95,000	475,000
Net loss attributable to common shareholders	(292,949)	(2,164,331)	(8,444,487)	(6,192,262)

Total Weighted Average Shares of Common Stock Outstanding – Basic & Diluted	5,453,833	2,528,109	5,163,956	2,520,437

Basic & Diluted Loss Per Share Attributable to Common Stockholders	$(0.05)	$(0.86)	$(1.64)	$(2.46)

Reconciliation of Non-GAAP Measures

(unaudited)

The following tables reconcile net income (loss), which we believe is the most comparable GAAP measure, to Net Operating Income (“NOI”):

	Three Months ended December 31,		Year ended December 31,
	2024	2023	2024	2023

Net loss attributable to common shareholders	$(292,949)	$(2,164,331)	$(8,444,487)	$(6,192,262)
Plus: Net income attributable to non-controlling interest	864,194	593,881	3,476,599	1,275,797
Plus: Net income attributable to preferred	-	285,000	95,000	475,000
Net income (loss)	571,245	(1,285,450)	(4,872,888)	(4,441,465)

Plus:
General and administrative expense	$477,253	$500,460	$2,109,271	$1,734,134
Depreciation and amortization	1,290,285	1,441,599	4,765,203	3,538,569
Interest expense, net	1,144,057	1,037,821	4,286,546	2,744,406
Compensation costs	243,731	392,337	1,060,336	1,372,539
Other expense	-	-	-	506,639
Loss (gain) on derivative valuation	(681,143)	401,782	(372,573)	401,782
Income on investment in tenancy-in-common	-	-	-	(32,773)
Dead deal expense	-	-	35,873	109,569
Loss (recovery) on held for sale valuation	(981,750)	-	77,244	-
Net Operating Income	$2,063,678	$2,488,549	$7,089,012	$5,933,400

FFO and Related Measures

(unaudited)

The following tables reconcile net income (loss), which we believe is the most comparable GAAP measure, to FFO, Core FFO, AFFO, and Core AFFO:

	Three Months ended December 31,		Year ended December 31,
	2024	2023	2024	2023

Net income (loss)	$571,245	$(1,285,450)	$(4,872,888)	$(4,441,465)
Other expense	-	-	-	506,639
Loss (gain) on derivative valuation	(681,143)	401,782	(372,573)	401,782
Depreciation and amortization	1,290,285	1,441,599	4,765,203	3,538,569
Loss (recovery) on held for sale valuation	(981,750)	-	77,244	-
Funds From Operations	198,637	557,931	(403,014)	5,525
Amortization of debt issuance costs	107,062	42,755	202,621	146,745
Non-cash stock compensation	189,870	94,935	379,739	382,002
Adjustments to Funds From Operations	296,932	137,690	582,360	528,747
Core Funds From Operations	$495,569	$695,621	$179,346	$534,272

Net income (loss)	$571,245	$(1,285,450)	$(4,872,888)	$(4,441,465)
Other expense	-	-	-	506,639
Loss (gain) on derivative valuation	(681,143)	401,782	(372,573)	401,782
Depreciation and amortization	1,290,285	1,441,599	4,765,203	3,538,569
Amortization of debt issuance costs	107,062	42,755	202,621	146,745
Above and below-market lease amortization, net	262,711	79,084	262,711	(2,873)
Straight line rent, net	(59,047)	3,189	(27,766)	64,572
Adjustments to net income (loss)	(61,882)	1,968,409	4,830,196	4,655,434
Adjusted Funds From Operations	$509,363	$682,959	$(42,692)	$213,969

Dead deal expense	-	-	35,873	109,569
Non-cash stock compensation	189,870	94,935	379,739	382,002
Adjustments to Adjusted Funds From Operations	189,870	94,935	415,612	491,571
Core Adjusted Funds From Operations	$699,233	$777,894	$372,920	$705,540

Net income (loss)	$571,245	$(1,285,450)	$(4,872,888)	$(4,441,465)
Net income attributable to non-controlling interests	864,194	593,881	3,476,599	1,275,797
Net loss attributable to Generation Income Properties, Inc.	(292,949)	(1,879,331)	(8,349,487)	(5,717,262)
Less: Preferred stock dividends	-	285,000	95,000	475,000
Net loss attributable to common shareholders	$(292,949)	$(2,164,331)	$(8,444,487)	$(6,192,262)

Total Weighted Average Shares of Common Stock Outstanding – Basic & Diluted	5,453,833	2,528,109	5,163,956	2,520,437

The table above presents FFO in accordance with the most current available NAREIT guidance and in alignment with current industry standards.

Our reported results are presented in accordance with GAAP. We also disclose funds from operations ("FFO"), adjusted funds from operations ("AFFO"), core funds from operations ("Core FFO") and core adjusted funds of operations ("Core AFFO") all of which are non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.

FFO and related measures do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income or loss as a performance measure or cash flows from operations as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gains from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets, and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries. We then adjust FFO for non-cash revenues and expenses such as amortization of deferred financing costs, above and below market lease intangible amortization, straight line rent adjustment where the Company is both the lessor and lessee, and non-cash stock compensation to calculate Core AFFO.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is an additional useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other companies. We believe that Core FFO and Core AFFO are useful measures for management and investors because they further remove the effect of non-cash expenses and certain other expenses that are not directly related to real estate operations. We use each as measures of our performance when we formulate corporate goals.

As FFO excludes depreciation and amortization, gains and losses from property dispositions that are available for distribution to stockholders and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses and interest costs, providing a perspective not immediately apparent from net income or loss. However, FFO should not be viewed as an alternative measure of our operating performance since it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties which could be significant economic costs and could materially impact our results from operations. Additionally, FFO does not reflect distributions paid to redeemable non-controlling interests.

Investor Contacts

Investor Relations

ir@gipreit.com